Exhibit (e)(3)

NON-DISCLOSURE AGREEMENT

This is a Non-Disclosure Agreement (this “Agreement”), effective as of the date stated below (the “Effective Date”), between SRI/Surgical Express, Inc., a Florida corporation (the “Company”), and the undersigned (the “Counterparty”).

Background

The Parties are considering a potential business transaction (the “Opportunity”), and are entering into this Agreement so that the Company can share confidential information pertinent to the Opportunity with confidence that the Counterparty will use such confidential information only to evaluate the Opportunity and will not disclose that confidential information, except in accordance with the terms of this Agreement. The Counterparty and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Operative Terms

The Parties agree as follows:

1. These terms have the following definitions in this Agreement:

“Confidential Information” means all information concerning or related to the business, operations, results of operations, assets and affairs of the Company, including, but not limited to, financial and accounting information, budgets, projections, forecasts, business plans, operating methods, business strategies, product and service information, product plans, product specifications, product designs, processes, plans, drawings, concepts, research and development data and materials, systems, techniques, trade secrets, intellectual property, software programs and works of authorship, know-how, marketing and distribution plans, planning data, marketing strategies, price lists, market studies, employee lists, supplier lists, customer and prospect lists, and supplier and other customer information and data that the Company or its Representatives discloses (or has, prior to the date of this Agreement, disclosed) to the Counterparty or its Representatives in connection with the Opportunity, however documented or disclosed (whether or not such information is marked as confidential), together with any copies, extracts, analyses, compilations, studies or other documents prepared or received by the Counterparty or its Representatives, which contain or otherwise reflect such information or the Counterparty’s review of, or interest in, the Opportunity or the Company. Confidential Information also includes the fact that the Confidential Information exists and has been made available to the Counterparty, the fact that the Parties are considering the Opportunity, the potential terms of the Opportunity, and the fact that discussions are taking place concerning the Opportunity.

“Opportunity” has the meaning set forth in the Background.

“Representatives” means the officers, directors, employees, partners, members, managers, agents, advisors, subsidiaries, affiliates or representatives of a Party.

2. The Counterparty agrees to use the Confidential Information provided by the Company solely for the purpose of evaluating the Opportunity, and for no other purpose, and further agrees to keep confidential and not disclose to any third party any Confidential Information. Notwithstanding the foregoing, the Counterparty may disclose such Confidential Information solely to those of its Representatives who (a) require such material for the purpose of evaluating the Opportunity on behalf of the Counterparty, and (b) are informed by the Counterparty of the confidential nature of the Confidential Information and the obligations of this Agreement and agree to abide by the terms hereof as if they were the Counterparty hereunder. The Counterparty shall take all actions necessary to cause its Representatives and affiliates who receive Confidential Information to comply with the terms of this Agreement as if they were the Counterparty hereunder. The Counterparty shall be responsible for any disclosure of Confidential Information by its Representatives other than in accordance with the terms of this Agreement. The Counterparty acknowledges the confidential and proprietary nature of the Confidential Information provided by the Company and acknowledges and agrees that it is acquiring no rights whatsoever in or to such Confidential

Information. For avoidance of doubt, if the Parties do not consummate a transaction with respect to the Opportunity, neither the Counterparty nor its Representatives may use the Confidential Information for any purpose whatsoever. Further, for avoidance of doubt, the Parties acknowledge that they may conduct competing businesses and nothing in this Agreement shall restrict or prohibit either Party from continuing to conduct its business and to compete with the other Party so long as such action does not violate the terms of this Agreement. The Counterparty acknowledges that the Confidential Information that may be disclosed by the Company or its Representatives will likely contain material, non-public information. The Counterparty acknowledges and understands that federal securities law and this Agreement restrict the Counterparty from pledging, selling, hedging, contracting to sell, short-selling, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right, or warrant to purchase or otherwise hypothecating transferring for value, directly or indirectly, any securities of the Company while in possession of material non-public information regarding the Company.

3. During the three-year period commencing on the Effective Date (the “Standstill Period”), neither the Counterparty nor any of the Counterparty’s Representatives will, in any manner, directly or indirectly, without the prior written approval of the Company’s board of directors:

(a) make, effect, initiate, cause or participate in:

(i) any acquisition of beneficial ownership of any securities of the Company or any securities of any subsidiary or other affiliate of the Company,

(ii) any acquisition of any assets of the Company or any assets of any subsidiary or other affiliate of the Company,

(iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any subsidiary or other affiliate of the Company, or involving any securities or assets of the Company or any securities or assets of any subsidiary or other affiliate of the Company, or

(iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of the Company;

(b) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to any of the actions described in this Section 3;

(c) act, alone or in concert with others, to seek to control, advise, change or influence the management, board of directors or policies of the Company;

(d) make any public disclosure or take any action that might require the Company to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” or “(d)” of this sentence;

(f) assist, induce or encourage any other person to take any action of the type referred to in clause “(a)”, “(b)”, “(c)”, “(d)” or “(e)” of this sentence;

(g) enter into any discussions, negotiations, arrangement or agreement with any other person relating to any of the foregoing; or

(h) request or propose that the Company or any of the Company’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 3.

The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

4. Confidential Information does not include information that the Counterparty demonstrates (a) is in the public domain through no fault of, or disclosure by, the Counterparty or its Representatives, subsidiaries or affiliates, (b) was properly known to the Counterparty, without restriction, prior to disclosure by the Company, (c) was properly disclosed to the Counterparty by another person, but only if such person is not bound by a confidentiality agreement with the Company or is not otherwise restricted from providing such information by a contractual, legal or fiduciary duty. Additionally, notwithstanding any other provision of this Agreement, if the Counterparty or any Representative of the Counterparty is, at any time, legally compelled to disclose any Confidential Information, the Counterparty will provide the Company with prompt notice thereof so that the Company may seek an appropriate protective order or other appropriate relief, or waive compliance with the provisions of this Agreement. In the absence of a protective order or a waiver from the Company, the Counterparty or its Representative may comply with such legal requirement by disclosing only such Confidential Information as is legally required.

5. Neither the Company nor any of its Representatives makes any representation or warranty (express or implied) as to the accuracy or completeness of the Confidential Information, except for those express representations and warranties that may be made and set forth in a definitive agreement regarding the Opportunity, if any, that is entered into between the Parties.

6. If either Party decides not to proceed with the Opportunity or if asked by the Company at any time, the Counterparty will promptly return or destroy all Confidential Information received under this Agreement, and all copies, extracts and other objects or items in which such Confidential Information may be contained or embodied, and certify in writing that it has complied with this requirement.

7. Without the prior consent of the Company, neither the Counterparty nor its Representatives will initiate contact with any employee of the Company with respect to the Opportunity. The Counterparty agrees that, for a period of one year from the Effective Date of this Agreement, it will not, and will not permit any controlled Representative to whom it has provided any Confidential Information to, directly or indirectly, solicit for employment or hire any employee of the Company with whom the Counterparty has had contact or who became known to the Counterparty in connection with consideration of the Opportunity; provided that the foregoing shall not prohibit general employment advertisements and other similar employment solicitations that are not targeted at employees of the Company.

8. The Counterparty will promptly notify the Company upon discovery of any unauthorized use or disclosure of the Confidential Information, or any other breach of this Agreement by the Counterparty or any of its Representatives, and will cooperate with the Company to help the Company regain possession of the Confidential Information and prevent its unauthorized use or further disclosure.

9. Each Party acknowledges and agrees that this Agreement does not obligate the other Party to disclose any information, including any Confidential Information, negotiate, or enter into any agreement or relationship with the other Party, or accept any offer from the other Party. Each Party further acknowledges and agrees that (a) the other Party and its Representatives shall be free to conduct any process for any transaction involving the Opportunity, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement therewith without prior notice to the other Party or any other person), (b) any procedures relating to such process or transaction may be changed at any time without notice to the other Party or any other person, and (c) unless a definitive agreement is entered into among the Parties, neither Party shall have any claims whatsoever with respect to the Opportunity against the other Party or any third person with whom a transaction is entered into by the other Party.

10. The terms of this Agreement will remain in effect with respect to any particular Confidential Information for a period of five years following the termination of discussion between the parties.

11. The Counterparty acknowledges and agrees that any breach of this Agreement would cause irreparable harm to the Company for which damages are not an adequate remedy, and that the Company shall therefore be entitled (without the posting of a bond or other security) to equitable relief in addition to all other remedies available at law.

12. This Agreement is governed by the internal laws of the State of Florida and may be modified or waived only in writing signed by the Party against which such modification or waiver is sought to be enforced. The Parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Florida in Hillsborough County, Florida, for any actions, suits or proceedings arising out of or relating to this Agreement (and the Parties agree not to commence any action, suit or proceeding relating thereto, except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the other Party’s address set forth next to their signature hereto shall be effective service of process for any action, suit or proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, in the courts of the State of Florida or the United States of America located in Hillsborough County, Florida, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13. Neither the failure nor delay by any Party in exercising any right hereunder will operate as a waiver of such right, and no single or partial exercise of a right will preclude any other or further exercise of such right. The term “person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or governmental body. If any provision of this Agreement is found to be unenforceable, such provision will be limited or deleted to the minimum extent necessary so that the remaining terms remain in full force and effect. The prevailing Party or Parties in any dispute or legal action regarding the subject matter of this Agreement shall be entitled to recover attorneys’ fees and costs.

14. This Agreement may be executed and delivered by facsimile or .pdf signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Counterpart Signatures Follow]

Accepted and Agreed as of 10th October, 2011 by:

“Counterparty”

/s/ Richard Steeves

By:	Synergy Health plc
Name: Richard Steeves
Title: Group CEO

Counterparty’s Address:

Synergy Health plc
Ground Floor Stella
Windmill Hill Business Park
Whitehill Way, Swindon, SN5 6NX, UK
Attention: Richard Steeves

“Company”

SRI/SURGICAL EXPRESS, INC.

By:	/s/ Gerald Woodard
Name: Gerald Woodard
Title: CEO

Company’s Address:

12425 Race Track Road
Tampa, FL 33626
Attn: Gerald Woodard, Chief Executive Officer